Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

SALE AND LEASEBACK AGREEMENT OF HEADQUARTERS AND WAREHOUSE FACILITY

TULSA, OK, March 12, 2024 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on March 6, 2024, it executed a Letter of Intent (“LOI”) with Blue Ledge Group ("Blue Ledge Group" or “Buyer”) to enter into a Purchase and Sale Agreement (“the Purchase Agreement”) for the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”).

The agreed upon sale price of the Hilti Complex per the executed LOI totaled $37,750,000. The proceeds from the sale will be utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company's Bank. At closing, EDC will assign the existing third-party tenant lease to the Buyer and will execute a separate Triple-Net Lease (the "Lease") for its occupied space in the Hilti Complex. The LOI does not include the excess land parcel adjacent to the Hilti Complex which will remain under the ownership of EDC.

“Capitalizing on the appreciated value of the Hilti Complex is in the best interest of our shareholders. The proceeds from the sale will be used to pay off our debts with our bank and we expect to have limited working capital borrowings going forward”,  said Craig White, President, and Chief Executive Officer of Educational Development Corporation. “The interest saved on the reduced borrowings will exceed our monthly rental payments and we will no longer have monthly mortgage payments, having an immediate improvement to our financial performance. We also expect our cashflows from operations to be very strong in the upcoming years as we convert our excess inventory into cash.”

The Complex consists of multiple buildings totaling 402,000 square feet of rentable office and warehouse space on 34-acres. Approximately 183,800 square feet of the Hilti Complex is occupied by a third-party tenant under a 15-year lease, with the Company occupying the remaining 218,200 square feet. The LOI does not include the excess land parcel, consisting of approximately 16.75 acres of undeveloped land adjacent to the Hilti Complex, which will remain under the Company’s ownership.

Per the terms of the LOI, Buyer will have 30 days to complete it’s due diligence, commencing March 6th, including necessary investigations, inspections, and reviews. The closing of the Purchase Agreement is to be completed 45 days after the due diligence period with an option to extend for an additional 15 days for the purpose of securing financing.

The terms of the lease will be 10 years and the initial lease rate will be $8.72 per square foot, with 2% annual escalations beginning in year six of the lease. The Lease will also include triple-net terms, where the Seller will be responsible for utilities, insurance, property taxes, and regular maintenance, excluding roof and structural maintenance, which will be the Buyer's responsibility. Additionally, the Seller will retain the rights to sublease any available unused space in the building during the lease term. The Lease will also encompass other standard terms that are customary in the local market.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710